Exhibit 18

May 25, 2012

AMC Entertainment Inc.

Kansas City, Missouri

Ladies and Gentlemen:

We have audited the consolidated balance sheets of AMC Entertainment Inc. and subsidiaries, (the “Company”) as of March 29, 2012 and March 31, 2011, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three 52-week periods ended March 29, 2012, and have reported thereon under date of May 25, 2012. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the 52 weeks ended March 29, 2012. As stated in Note 2 to those consolidated financial statements, in the fourth quarter of Fiscal Year 2012, the Company changed its method of accounting for recognizing gift card breakage income from a method which deferred recognition of gift card breakage income until redemptions were deemed remote to a method which recognizes gift card breakage income over the period of actual gift card redemptions in proportion to actual redemptions of gift cards and states that the newly adopted accounting principle is preferable in the circumstances because the proportional method better reflects the gift card earnings process resulting in the recognition of gift card breakage income over the period of gift card redemption.

Additionally, as stated in Note 2 to those consolidated financial statements, concurrent with the accounting change noted above, the Company has changed the presentation of gift card breakage income from other income to other revenues in the consolidated statements of operations for all periods presented in its annual report on Form 10-K and states that the newly adopted presentation of gift card breakage income is preferable in the circumstances because breakage is an expected revenue stream to be earned at the time the cards are issued and is a key element and consideration of the profitability of their gift card sale program, and because it makes the Company’s statements more comparable to its primary competitors.

In accordance with your request, we have reviewed and discussed with the officials of the Company the circumstances and business judgment and planning upon which the decision to make these changes in the methods of accounting was based.

With regard to the aforementioned accounting changes, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted methods of accounting are preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP